Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
JULY 24, 2014	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Executive Director, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL™ ANNOUNCES 2014 SECOND QUARTER RESULTS

– Raises revenue and earnings guidance for full year 2014 –

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (July 24, 2014) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the second quarter of 2014 as follows:

Quarterly Highlights:

•	Achieved revenues of $66 million, exceeding revenue guidance of $62 to $63 million.

•	Achieved revenues of $21.3 million in the spine business, a 12 percent sequential increase over the previous quarter.

•	Achieved revenues of $8.9 million in the orthofixation business, an 18 percent sequential increase over the previous quarter.

•	Achieved revenues of $7 million in the international business, an 18 percent sequential increase over the previous quarter.

•	Launched the Streamline OCT System – designed to promote fusion of the occipto-cervico-thoracic spine – for the spine business.

•	Announced first implantation of strips configuration of map3 Cellular Allogeneic Bone Graft.

Worldwide revenues were $66 million for the second quarter of 2014 compared to revenues of $42.3 million for the second quarter of 2013. Domestic revenues were $59 million for the second quarter of 2014 compared to revenues of $37.4 million for the second quarter of 2013. International revenues were $7 million for the second quarter of 2014 compared to revenues of $4.9 million for the second quarter of 2013. On a constant currency basis, international revenues for the second quarter of 2014 increased 37 percent compared to the second quarter of 2013. Worldwide revenues for the second quarter of 2014 include $23.5 million from the Pioneer acquisition completed July 2013. If Pioneer revenues had been included for the second quarter for both 2013 and 2014, worldwide revenues would have increased by 6 percent.

“We are extremely pleased with our results from the second quarter. Revenues exceeded our expectations and signify, in our opinion, that our business has not only stabilized but has momentum moving into the second half of the year,” said Brian K. Hutchison, president and chief executive officer. “We made progress in meeting the goals we shared in our first quarter earnings press release—recovery and growth in our sports and spine businesses, traction in surgical specialties and expanded distribution of map3 cellular allogeneic bone graft.”

For the second quarter of 2014, the company reported a net income applicable to common shares of $1.6 million and net income per fully diluted common share of $0.03, based on 57.1 million fully diluted shares outstanding, compared to net loss applicable to common shares of $3 million and net loss per fully diluted common share of $0.05 for the second quarter of 2013, based on 56.3 million fully diluted shares outstanding.

Fiscal 2014 and Third Quarter Outlook

Based on results from the first half of the year, the company is raising full year revenue guidance for 2014. The company now expects full year revenues for 2014 to be between $258 million and $261 million, as compared to prior guidance of between $248 million and $253 million. On a non-GAAP basis, excluding a first quarter inventory purchase price accounting adjustment, the company expects full year net income per fully diluted common share (“Adjusted Non-GAAP Guidance Net Income Per Common Share—Diluted”) to be in the range of $0.09 to $0.11 based on 57 million fully diluted common shares outstanding, as compared to prior guidance of $0.07 to $0.09.

For the third quarter of 2014, the company expects revenues to be between $64 million and $65 million and net income per fully diluted common share to be approximately $0.02, based on 57.2 million fully diluted shares outstanding.

“The third quarter has traditionally been impacted by seasonality trends in surgeries,” Hutchison said, “however, based on our results from the first half, I am optimistic that we can capitalize on our momentum and meet our growth goals for the year.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding our anticipated financial results for our second quarter of fiscal year 2014, our business’s momentum moving into the second half of the year and our fiscal 2014 and third quarter outlook. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$66,029	$42,309	$126,774	$82,731
Costs of processing and distribution	30,975	23,073	65,522	44,299

Gross profit	35,054	19,236	61,252	38,432

Expenses:
Marketing, general and administrative	27,302	15,695	53,156	30,718
Research and development	3,342	3,341	7,174	6,452
Litigation settlement	—	3,000	—	3,000
Acquisition expenses	—	1,495	—	1,495

Total operating expenses	30,644	23,531	60,330	41,665

Operating income (loss)	4,410	(4,295)	922	(3,233)

Total other (expense) income - net	(485)	3	(840)	3

Income (loss) before income tax (expense) benefit	3,925	(4,292)	82	(3,230)
Income tax (expense) benefit	(1,564)	1,293	(31)	1,693

Net income (loss)	2,361	(2,999)	51	(1,537)

Convertible preferred dividend	(784)	—	(1,534)	—

Net income (loss) applicable to common shares	$1,577	$(2,999)	$(1,483)	$(1,537)

Net income (loss) per common share - basic	$0.03	$(0.05)	$(0.03)	$(0.03)

Net income (loss) per common share - diluted	$0.03	$(0.05)	$(0.03)	$(0.03)

Weighted average shares outstanding - basic	56,714,512	56,272,327	56,584,579	56,146,608

Weighted average shares outstanding - diluted	57,077,552	56,272,327	56,584,579	56,146,608

Fiscal 2014 and Third Quarter Outlook

Full year net income per fully diluted common share is expected to be in the range of $0.03 to $0.05, based on 57 million fully diluted shares outstanding. Excluding an inventory purchase price accounting adjustment taken in the first quarter of 2014, full year net income per fully diluted common share is expected to be in the range of $0.09 to $0.11.

Third quarter net income per fully diluted common share is expected to be $0.02, based on 57.2 million fully diluted shares outstanding.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP Guidance Net Income Per Common Share - Diluted to

Adjusted Non-GAAP Guidance Net Income Per Common Share - Diluted

(Unaudited)

	Three Months Ended	Twelve Months Ended
	September 30, 2014	December 31, 2014
	$ Amount per Common Share - Diluted	$ Amount per Common Share - Diluted
GAAP Guidance net income per common share - diluted	$0.02	$0.03 - 0.05
Inventory purchase price adjustment, net of tax effect	—	0.06

Adjusted non-GAAP guidance net income per common share - diluted	$0.02	$0.09 - 0.11

Use of Non-GAAP Financial Measures

To supplement RTI Surgical’s condensed consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net income (loss) applicable to common shares and non-GAAP net income (loss) per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measure for the fiscal 2014 and third quarter outlook as well as the reasons for excluding the individual item:

2014 Inventory purchase price adjustment – This adjustment represents the purchase price effects of the remaining acquired Pioneer inventory that was sold during the first quarter of 2014 and which has been included in costs of processing and distribution. Management removes the amount of these nonrecurring costs from our operating results to assist in assessing our operating performance in the current quarter and to supplement a comparison to our past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income (loss) applicable to common shares and non-GAAP net income (loss) per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income (loss) applicable to common shares and non-GAAP net income (loss) per fully diluted share in addition to the related GAAP measures provides investors greater transparency to the information used by management in its financial decision-making which excludes the inventory purchase price adjustment, acquisition expenses and litigation settlement charges. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Spine	$21,346	$11,221	$40,409	$21,320
Sports medicine	11,459	11,657	22,819	22,168
Bone graft substitutes and general orthopedic	9,088	6,050	17,235	11,401
Ortho fixation	8,866	—	16,361	—
Surgical specialties	7,182	6,875	14,460	13,829
Dental	5,140	5,006	9,786	9,179
Other revenues	2,948	1,500	5,704	4,834

Total revenues	$66,029	$42,309	$126,774	$82,731

Domestic revenues	59,006	37,413	113,821	73,527
International revenues	7,023	4,896	12,953	9,204

Total revenues	$66,029	$42,309	$126,774	$82,731

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$15,802	$18,721
Accounts receivable - net	34,091	31,752
Inventories - net	108,111	106,126
Prepaid and other assets	29,988	30,060

Total current assets	187,992	186,659
Property, plant and equipment - net	76,773	74,738
Goodwill	54,887	54,887
Other assets - net	51,939	53,570

Total assets	$371,591	$369,854

Liabilities and Stockholders’ Equity
Accounts payable	$26,163	$23,231
Accrued expenses and other current liabilities	22,343	27,782
Current portion of long-term obligations	5,632	1,344

Total current liabilities	54,138	52,357
Deferred revenue	15,950	18,755
Long-term liabilities	82,560	81,152

Total liabilities	152,648	152,264
Preferred stock	51,163	49,537
Stockholders’ equity:
Common stock and additional paid-in capital	415,179	415,415
Accumulated other comprehensive loss	(900)	(812)
Accumulated deficit	(246,499)	(246,550)

Total stockholders’ equity	167,780	168,053

Total liabilities and stockholders’ equity	$371,591	$369,854

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$2,361	$(2,999)	$51	$(1,537)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,863	2,095	7,527	4,123
Stock-based compensation	533	584	1,023	1,069
Amortization of deferred revenue	(1,207)	(1,132)	(3,006)	(4,047)
Other items to reconcile to net cash used in operating activities	(2,928)	4,731	(6,280)	(4,392)

Net cash provided by (used in) operating activities	2,622	3,279	(685)	(4,784)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,536)	(2,164)	(8,472)	(4,872)
Patent and acquired intangible asset costs	(59)	(136)	(276)	(234)

Net cash used in investing activities	(3,595)	(2,300)	(8,748)	(5,106)

Cash flows from financing activities:
Proceeds from long-term obligations	1,000	—	5,000	—
Net proceeds from short-term obligations	75	—	1,308	—
Payments on long-term obligations	(12)	(11)	(32)	(93)
Other financing activities	247	(368)	417	(306)

Net cash provided by (used in) financing activities	1,310	(379)	6,693	(399)

Effect of exchange rate changes on cash and cash equivalents	—	(9)	(179)	(14)

Net increase (decrease) in cash and cash equivalents	337	591	(2,919)	(10,303)
Cash and cash equivalents, beginning of period	15,465	38,802	18,721	49,696

Cash and cash equivalents, end of period	$15,802	$39,393	$15,802	$39,393